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EXHIBIT 99.1

          MEADE INSTRUMENTS CORPORATION
          6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200  U.S.A.
          (949) 451-1450  o  FAX: (949) 451-1460  o  WWW.MEADE.COM

Brent W. Christensen, CFO                        Philip Bourdillon/Eugene Heller
Meade Instruments Corp.                          Silverman Heller Associates
(949) 451-1450                                   (310) 208-2550


                          John C. Diebel to Leave Board
                              OF MEADE INSTRUMENTS

IRVINE, CALIF. - SEPT. 30, 2003 - MEADE INSTRUMENTS CORP. (NASDAQ NM: MEAD) announced that John C. Diebel will resign from the Company's Board of Directors effective Oct. 30, 2003.

Diebel founded Meade Instruments in 1972 and retired as its chairman and chief executive officer on May 31, 2003. "We are very grateful for John's many years of service to the Company and we wish him the very best in his well-earned retirement," stated Steven G. Murdock, president and CEO.

With the departure of Diebel, a majority of the Company's Board of Directors will be independent, thus satisfying a requirement of the Nasdaq Stock Market that will go into effect for the Company next year, noted Murdock.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade also offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer, as well as a complete line of riflescopes under the Simmons(R), Weaver(R) and Redfield(R) brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information is available at WWW.MEADE.COM.



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